Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES TOP-LINE RESULTS
OF PHASE 1B TRIAL OF ITMN-191 (R7227)
AND PROVIDES PROGRAM UPDATE
— Rapid and significant reductions in HCV RNA observed; well tolerated in all dose cohorts —
— Significant progress made in clinical, preclinical and formulation —
— Conference call and webcast today at 8:30 a.m. EDT —
BRISBANE, Calif., April 1, 2008 — InterMune, Inc. (Nasdaq: ITMN) today provided an overall program update and reported the top-line results from the four dose cohorts of treatment-naïve patients in its ongoing Phase 1b clinical trial of ITMN-191, designated R7227 at Roche (SWX: ROG). ITMN-191 was administered as monotherapy in patients with chronic hepatitis C virus (HCV) genotype 1 infection. InterMune reported that treatment with ITMN-191 resulted in rapid and significant reductions in HCV RNA (see table below).

		Total Daily	Mean Maximum Reduction
Cohort	Dose	Dose (mg)	HCV RNA Log10 IU/mL (range)
1	100 mg q12h	200	1.6 (0.9-2.2)
2	100 mg q8h	300	2.6 (1.7-3.6)
3	200 mg q12h	400	3.4 (2.4-4.4)
4	200 mg q8h	600	3.9 (3.0-5.0)
One final cohort consisting of treatment-experienced patients dosed at 300mg every 12 hours will begin dosing next week.
InterMune additionally reported that, based on a preliminary review of the available and still blinded clinical data from the four completed cohorts of the Phase 1b study, ITMN-191 was safe and well-tolerated. No serious adverse events were reported and no subject discontinued the study due to an adverse event. Adverse events were generally mild and transient in nature.

“With rapid and substantial anti-viral effect at twice daily doses and an excellent safety and tolerability profile to date, ITMN-191 has the potential to be the best-in-class protease inhibitor for the treatment of patients with chronic hepatitis C virus infection,” said Dan Welch, President and Chief Executive Officer of InterMune. “Strong viral kinetic performance of ITMN-191 was observed at total daily doses of less than or equal to only 600 mg, confirming its exceptional potency.”
Mr. Welch continued, “With our partner Roche, we plan to initiate in this quarter a 14-day triple combination therapy trial with Pegasys® (pegylated interferon alfa-2a) and Copegus® (ribavirin). We also are exploring the combination of ITMN-191 with other small molecule compounds.”
ITMN-191 Program Update – Clinical, Preclinical and Formulation Progress
InterMune also provided additional new information regarding the progress of the ITMN-191 program.
InterMune today reported that Clinical Trial Authorization (CTA) applications related to its 14-day triple combination study of ITMN-191 with Pegasys® (pegylated interferon alfa-2a) and Copegus® (ribavirin) were submitted to the relevant European regulatory authorities in March. InterMune expects the 14-day triple combination study to begin in the second quarter of 2008, assuming timely approvals by the relevant authorities.
Regarding future clinical development approaches, InterMune and its collaboration partner Roche also reported that the companies are actively working together to launch a development program that will investigate the combination of various small molecule compounds for the treatment of patients suffering from chronic HCV infection.

InterMune also announced today that a 13-week chronic toxicology study in monkeys has been successfully completed and that this study supports the intended longer duration of dosing of ITMN-191 planned in the Phase 2 clinical development program, to be conducted by Roche.
Regarding formulation, InterMune reported that Roche has completed development of the tablet formulation of ITMN-191 that will be used in the Phase 2 program. Given the relatively low total daily dose of ITMN-191 required to show substantial antiviral activity, Roche has begun work on a modified-release formulation of ITMN-191 with the goal of optimizing the delivery of ITMN-191, potentially to a once per day administration.
Phase 1b (MAD) Trial Design
The ongoing Phase 1b placebo-controlled study is designed to assess the effect of multiple doses of ITMN-191 given as monotherapy on viral kinetics, viral resistance, pharmacokinetics, safety and tolerability. A principal goal of the MAD study is to help choose the range of doses of ITMN-191 that when administered in combination with Pegasys® (pegylated interferon alfa-2a) and Copegus® (ribavirin) would likely offer the optimal protease inhibitor-based triple combination regimen in terms of efficacy, safety and tolerability. The Phase 1b study also will inform the design of future combination studies using small molecule HCV compounds of different mechanisms of action.
In the Phase 1b study, four cohorts of treatment-naïve patients received ITMN-191 in a gelatin capsule every 12 hours or every 8 hours with food for a period of 14 days. In addition, a single cohort of treatment-experienced chronic hepatitis C patients infected with HCV genotype 1 will begin dosing next week at the 300mg every 12 hour dose level.
Conference Call and Webcast Details
InterMune will host a conference call today at 8:30 a.m. EDT to discuss the preliminary Phase 1b clinical trial results of ITMN-191 and the Program Update. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID #41908166. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID #41908166. The webcast will remain available on the company’s website for approximately 10 business days.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a research and development portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Pegasys® and Copegus® are registered trademarks of Roche
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